DXP ENTERPRISES, INC.

AND

DXP CANADA ENTERPRISES LTD.

AND

HSE INTEGRATED LTD.

ARRANGEMENT AGREEMENT

DATED April 30, 2012

SCHEDULE A PLAN OF ARRANGEMENT

SCHEDULE B ARRANGEMENT RESOLUTION

SCHEDULE C HSE KEY THIRD PARTY CONSENTS

Davis:11169090.10	--

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated April 30, 2012,

AMONG:

DXP ENTERPRISES, INC., a corporation incorporated under the Laws of the State of Texas (“DXP”)

- and -

DXP CANADA ENTERPRISES LTD., a corporation incorporated under the Laws of the Province of British Columbia (“Acquiror”)

- and -

HSE INTEGRATED LTD., a corporation incorporated under the Laws of the Province of Alberta (“HSE”)

RECITALS:

A.	DXP desires to acquire, through its wholly-owned subsidiary Acquiror, all of the HSE Shares.

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of an arrangement under the provisions of the ABCA.

C.
The HSE Board has unanimously determined, after receiving financial and legal advice, that the Consideration per HSE Share to be received by HSE Shareholders pursuant to the Arrangement is fair and that the Arrangement is in the best interests of HSE Shareholders, and the HSE Board has unanimously resolved to recommend that the HSE Shareholders vote in favour of the Arrangement, all subject to the terms and the conditions contained in this Agreement.

D.
DXP and Acquiror have entered into the HSE Voting Agreements with the HSE Locked-Up Shareholders, pursuant to which, among other things, such HSE Shareholders have agreed, subject to the terms and conditions thereof, to vote the HSE Shares held by them in favour of the Arrangement Resolution.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of that Party that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person beneficially owning 20% or more of any class of voting or equity securities of that Party; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole;

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the HSE Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement of HSE under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to HSE, Acquiror and DXP, each acting reasonably);

“Arrangement Resolution” means the special resolution of the HSE Shareholders approving the Plan of Arrangement which is to be considered at the HSE Meeting and shall be substantially in the form and substance of Schedule “B” hereto;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Calgary, Alberta;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Consideration” means the consideration to be received by the HSE Shareholders pursuant to the Plan of Arrangement as consideration for their HSE Shares, consisting of $1.80 in cash per HSE Share;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means CIBC Mellon Trust Company at its principal office in Calgary;

“Dissent Rights” means the rights of dissent exercisable by the HSE Shareholders in respect of the Arrangement described in Article 6 of the Plan of Arrangement;

“DXP Board” means the board of directors of DXP as the same is constituted from time to time;

“DXP Termination Fee” has the meaning ascribed thereto in Section 8.3(b);

“DXP Termination Fee Event” has the meaning ascribed thereto in Section 8.3(d);

“Effective Date” means the date upon which the Plan of Arrangement becomes effective in accordance with the ABCA;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Environmental Laws” means all Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, storage, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, generation, disposal, treatment, processing, recycling, handling, transport, transfer, import, export or sale of Hazardous Substance.

“Environmental Permits” means all Authorizations or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, in a form acceptable to HSE, Acquiror and DXP, each acting reasonably, as such order may be amended by the Court (with the consent of HSE, Acquiror and DXP, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to HSE, Acquiror and DXP, each acting reasonably) on appeal;

“GAAP” means Canadian generally accepted accounting principles, including International Financial Reporting Standards, applicable as of the date of the financial statements, document or event in question;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSE Benefit Plans” means all pension plans, deferred compensation plans, retirement income plans, stock option or stock purchase plans, profit sharing plans, bonus plans, employee share ownership plans, deferred share unit plans, employee benefit plans, or policies, employee group insurance plans, programs or policies formal or informal, with relation to HSE employees;

“HSE Board” means the board of directors of HSE as the same is constituted from time to time;

“HSE Change in Recommendation” has the meaning ascribed thereto in Section 8.2(a)(iii)(A);

“HSE Circular” means the notice of the HSE Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the HSE Shareholders in connection with the HSE Meeting, as amended, supplemented or otherwise modified from time to time;

“HSE Confidentiality Agreement” means the confidentiality agreement between DXP and HSE dated December 5, 2011, pursuant to which HSE has provided confidential information about its business to DXP;

“HSE Debentures” means the outstanding convertible debentures issued by HSE pursuant to a convertible debenture indenture dated as of December 17, 2010 between HSE and BNY Trust Company of Canada;

“HSE Disclosure Letter” means the disclosure letter executed by HSE and delivered to DXP concurrently with the execution of this Agreement;

“HSE Key Third Party Consents” means those consents, approvals and notices required by HSE from any third party in respect of the completion of the Arrangement that are set out in Schedule “C” hereto;

“HSE Locked-up Shareholders” means each of the directors and senior officers of HSE;

“HSE Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to (x) the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of HSE and its Subsidiaries taken as a whole, or (y) the continued ownership, development and operation of HSE’s business and assets, in each case other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the HSE Shares following the public announcement of the execution of this Agreement and the transactions contemplated hereby, (b) any changes affecting the global health and safety industry generally, (c) any change in the market price of oil or natural gas; (d) any change in applicable Laws or GAAP; (e) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (f) any matter which has been publicly disclosed by HSE in the HSE Public Documents or has been communicated in writing to DXP, in each case, prior to the date of this Agreement; (g) any matter permitted by the HSE Disclosure Letter or this Agreement or consented to in writing by DXP after the date hereof; or (h) the departure of employees from HSE or its Subsidiaries (provided that, with respect to: (i) full time employees, if more than 15% of the total number of such employees as of the date hereof depart;  or (ii) non-management field level employees, if more than 20% of the total number of such employees as of the date hereof depart (excluding casual and temporary employees); then either such event will constitute an HSE Material Adverse Effect) provided however that with respect to clauses (b), (c) and (e), such change does not relate primarily to HSE and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on HSE and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the health and safety industry;

“HSE Meeting” means the special meeting of HSE Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“HSE Option Plan” means the stock option plan of HSE which was most recently ratified by HSE Shareholders on May 14, 2010;

“HSE Options” means the outstanding options to purchase HSE Shares granted under the HSE Option Plan;

“HSE Public Documents” means all forms, reports, schedules, statements and other documents filed by HSE since December 31, 2011 on SEDAR;

“HSE Shareholder Approval” has the meaning ascribed thereto in Section 2.2(c);

“HSE Shareholder Rights Plan” means the HSE shareholder rights plan agreement dated as of May 14, 2010;

“HSE Shareholders” means the holders of HSE Shares;

“HSE Shares” means the common shares in the capital of HSE;

“HSE Termination Fee” has the meaning ascribed thereto in Section 8.3(b);

“HSE Termination Fee Event” has the meaning ascribed thereto in Section 8.3(c);

“HSE Voting Agreements” means the voting agreements (including all amendments thereto) among DXP, Acquiror and the HSE Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their HSE Shares in favour of the Arrangement Resolution;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to Section 193 of the ABCA, in a form acceptable to HSE, Acquiror and DXP, each acting reasonably, providing for, among other things, the calling and holding of the HSE Meeting, as the same may be amended by the Court with the consent of HSE, Acquiror and DXP, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity or self-regulatory authority (including the TSX), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Mailing Deadline” means June 8, 2012;

“Material Contract” means a Contract to which HSE or any one of its Subsidiaries is a party or by which such a Person is bound or under which such a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of $350,000 annually or $350,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which contains covenants that: (i) in any way purport to restrict the business activity of HSE or any of its affiliates; or (ii) limit the freedom of HSE or any of its affiliates to engage in any line of business or to compete with any Person; or (d) which, if terminated without the consent of the Person would result in an HSE Material Adverse Effect;

“material fact” and “material change” have the meanings ascribed to such terms in the Securities Act;

“Meeting Deadline” means June 29, 2012;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;

“Outside Date” means July 27, 2012, or such later date as may be agreed to in writing by the Parties;

“Parties” means HSE, Acquiror and DXP, and “Party” means any of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of HSE, substantially in the form of Schedule “A” hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of HSE, Acquiror and DXP, each acting reasonably;

“Registrar” means the Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the consummation of the Arrangement or any of the transactions contemplated hereby;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published instruments and policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act, together with all other applicable provincial securities Laws, rules and regulations and published instruments and policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to HSE in writing after the date hereof: (i) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the third party making such Acquisition Proposal; (ii) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the HSE Board, acting in good faith, that any financing required to complete such Acquisition Proposal (after receipt of advice from its financial advisors and outside legal counsel), will be, or is reasonably likely to be, obtained; (iii) which is not subject to a due diligence and/or access condition; (iv) that did not result from a breach of Section  7.1 by HSE or its representatives; (v) is made available to all HSE Shareholders on the same terms and conditions; (vi) in respect of which the board of directors of HSE determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms, result in a transaction more favourable to the HSE Shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by DXP and Acquiror pursuant to Subsection 7.1(d);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Transaction Costs” means the sum of all fees, commissions, costs and expenses incurred or payable by HSE or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Arrangement, including but not limited to all costs attributable to HSE’s legal counsel, financial advisors, auditors, transfer agent and the Depositary under the Plan of Arrangement;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;  and

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same has been and hereafter from time to time may be amended.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of HSE shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of HSE required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7	Knowledge

In this Agreement, references to “the knowledge of HSE” means the actual knowledge of the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer of HSE, in each case after making due enquiries regarding the relevant matter, and does not include any implied or imputed knowledge of HSE or such individuals.

1.8	Schedules

The following Schedules are annexed to this Agreement and form a part hereof:

Schedule A                      -      Plan of Arrangement
Schedule B                      -      Arrangement Resolution
Schedule C                      -      HSE Key Third Party Consents

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

DXP, Acquiror and HSE agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, such that (without limitation of the foregoing), the Plan of Arrangement shall become effective at the Effective Time with the result that among other things, Acquiror will become the holder of all the outstanding HSE Shares.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the HSE Meeting in accordance with Section 2.3, HSE shall apply to the Court in a manner acceptable to DXP and Acquiror, each acting reasonably, and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the HSE Meeting and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the HSE Meeting referred to in Section 2.3(a);

(c)
that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by all of the HSE Shareholders present in person or by proxy at the HSE Meeting and voting as a single class (the “HSE Shareholder Approval”);

(d)
that, in all other respects, the terms, conditions and restrictions of the HSE constating documents, including quorum requirements and other matters, shall apply in respect of the HSE Meeting except as modified by the Interim Order;

(e)	for the grant of Dissent Rights to the HSE Shareholders who are registered HSE Shareholders;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the HSE Meeting may be adjourned or postponed from time to time by management of HSE subject to the terms of this Agreement without the need for additional approval of the Court;

(h)
provided that it is agreeable to the Court, that the record date for HSE Shareholders entitled to notice of and to vote at the HSE Meeting will not change in respect of any adjournment(s) or postponement of the HSE Meeting; and

(i)	for such other matters as DXP and Acquiror may reasonably require, subject to obtaining the prior consent of HSE, such consent not to be unreasonably withheld or delayed.

2.3	HSE Meeting

Subject to the terms of this Agreement:

(a)
HSE agrees to convene and conduct the HSE Meeting in accordance with the Interim Order, HSE’s Articles of Incorporation and By-Laws, and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline.  HSE agrees that it shall, in consultation with DXP and Acquiror, fix and publish a record date for the purposes of determining the HSE Shareholders entitled to receive notice of and vote at the HSE Meeting in accordance with the Interim Order.

(b)
Subject to HSE’s rights under this Agreement to terminate this Agreement upon accepting a Superior Proposal, except as required for quorum purposes or otherwise permitted under this Agreement, HSE shall not adjourn (except as required by Law or by valid HSE Shareholder action), postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the HSE Meeting without DXP’s and Acquiror’s prior consent.

(c)
HSE will advise DXP and Acquiror as DXP and Acquiror may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the HSE Meeting, as to the aggregate tally of the proxies received by HSE in respect of the Arrangement Resolution.

(d)
HSE will promptly advise DXP and Acquiror of any written notice of dissent or purported exercise by any HSE Shareholder of Dissent Rights received by HSE in relation to the Arrangement and any withdrawal of Dissent Rights received by HSE and any written communications sent by or on behalf of HSE to any HSE Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

2.4	HSE Circular

(a)
As promptly as reasonably practicable following execution of this Agreement and in any event prior to the close of business on the Mailing Deadline, HSE shall (i) prepare the HSE Circular together with any other documents required by applicable Laws (as the same may be modified by the Interim Order), (ii) file the HSE Circular in all jurisdictions where the same is required to be filed, and (iii) mail the HSE Circular as required under applicable Laws and by the Interim Order. On the date of mailing thereof, the HSE Circular shall comply in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the HSE Shareholders to form a reasoned judgement concerning the matters to be placed before them at the HSE Meeting.

(b)
In the event that HSE provides a notice to DXP and Acquiror regarding a possible Acquisition Proposal pursuant to Section 7.1(c) prior to the mailing of the HSE Circular, then unless the Parties agree otherwise (but subject always to HSE’s rights under this Agreement to terminate this Agreement upon accepting a Superior Proposal), the Mailing Deadline will be extended until the date that is seven days following the earlier of either (i) written notification from HSE to DXP and Acquiror that the HSE Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which HSE, Acquiror and DXP enter into an amended agreement pursuant to Subsection 7.1(d) which results in the Acquisition Proposal in question not being a Superior Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)
HSE shall ensure that the HSE Circular complies in all material respects with all applicable Laws (as amended by the Interim Order), and, without limiting the generality of the foregoing, that the HSE Circular will not contain any misrepresentation (except that HSE shall not be responsible for any information relating to DXP, Acquiror and their affiliates).

(d)
Subject to Section 7.1, HSE shall (i) solicit proxies in favour of the Arrangement Resolution and against any resolution with respect to the Arrangement submitted by any other HSE Shareholder, including, if so requested by DXP, using the services of dealers and proxy solicitation services (the costs of which shall not constitute Transaction Costs) and permitting DXP to otherwise assist HSE in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by HSE Shareholders, (ii) recommend to holders of HSE Shares that they vote in favour of the Arrangement Resolution, (iii) not make an HSE Change in Recommendation and (iv) include in the HSE Circular a statement that each director and officer of HSE intends to vote all of such Person’s HSE Shares (including any HSE Shares issued upon the exercise of any HSE Options or upon the conversion of any HSE Debentures) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the HSE Voting Agreements.

(e)
DXP and Acquiror shall provide to HSE all information regarding DXP, Acquiror and their affiliates as required by the Interim Order and applicable Laws for inclusion in the HSE Circular or in any amendments or supplements to such HSE Circular (the “DXP Information”). DXP and Acquiror shall also use commercially reasonable efforts to obtain any necessary consents from any of their auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the HSE Circular and to the identification in the HSE Circular of each such advisor. DXP and Acquiror shall ensure that such information does not include any misrepresentation.

(f)
DXP, Acquiror and their legal counsel shall be given a reasonable opportunity to review and comment on the HSE Circular prior to the HSE Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by DXP, Acquiror and their legal counsel, provided that all information relating solely to DXP, Acquiror and their affiliates included in the HSE Circular shall be in form and content satisfactory to DXP and Acquiror, each acting reasonably. HSE shall provide DXP and Acquiror with final copies of the HSE Circular prior to the mailing to the HSE Shareholders.

(g)
HSE, Acquiror and DXP shall each promptly notify each other if at any time before the Effective Date either becomes aware that the HSE Circular contains a misrepresentation, or otherwise requires an amendment or supplement to the HSE Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the HSE Circular as required or appropriate, and HSE shall promptly mail or otherwise publicly disseminate any amendment or supplement to the HSE Circular to HSE Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(h)
DXP and Acquiror shall indemnify and save harmless HSE and its directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which HSE and its directors, officers, employees, advisors or agents may be subject or which HSE and its directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation contained solely in the DXP Information included in the HSE Circular;

(ii)
any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in any material filed by or on behalf of DXP or Acquiror in compliance or intended compliance with applicable Laws; and

(iii)	DXP or Acquiror not complying with any requirement of applicable Laws in connection with the transactions contemplated in this Agreement,

except that neither DXP nor Acquiror shall be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation based on information which is not DXP Information, the negligence of HSE or the non-compliance by HSE with any requirement of applicable Laws in connection with the transactions contemplated in this Agreement.

2.5	Preparation of Filings

DXP, Acquiror and HSE shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Laws.

2.6	Final Order

If (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the HSE Meeting by the HSE Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, HSE shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order held as soon as reasonably practicable and, in any event, within two (2) business days following the approval of the Arrangement Resolution at the HSE Meeting.

2.7	Court Proceedings

Subject to the terms of this Agreement, DXP and Acquiror will cooperate with and assist HSE in seeking the Interim Order and the Final Order, including by providing HSE on a timely basis any information required to be supplied by DXP and Acquiror in connection therewith. HSE will provide legal counsel to DXP and Acquiror with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, HSE will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with DXP’s and Acquiror’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require DXP or Acquiror to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases DXP’s and Acquiror’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. HSE shall also provide to DXP’s and Acquiror’s outside legal counsel on a timely basis copies of any notice of appearance or other Court documents served on HSE in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by HSE indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.  HSE will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  In addition, HSE will not object to legal counsel to DXP and Acquiror making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that HSE is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement and are supportive thereof.  HSE will use commercially reasonable efforts to oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, HSE is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, DXP and Acquiror.

2.8	Effective Date

On the later of (i) the second (2nd) business day after the satisfaction or, where not prohibited, the waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, and (ii) the date that is three business following the date of the Final Order, unless another time or date is agreed to in writing by the Parties, HSE shall provide to the Registrar any records, information or other documents required by the Registrar in connection with the Arrangement. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the ABCA.  The closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, Calgary, Alberta at 8:00 a.m. on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	Payment of Consideration

Acquiror will, following receipt by HSE of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary sufficient cash to satisfy the Consideration payable to the HSE Shareholders pursuant to the Plan of Arrangement (other than HSE Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.10	Announcement and Shareholder Communications

DXP, Acquiror and HSE shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by DXP, Acquiror and HSE, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. DXP, Acquiror and HSE agree to co-operate in the preparation of presentations, if any, to HSE Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. To the extent possible, HSE shall provide prior notice to DXP of any material public disclosure that HSE proposes to make regarding its business or operations, together with a draft copy of such disclosure.

2.11	Withholding Taxes

DXP, Acquiror, HSE and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends (including deemed dividends), interest or other amounts payable to any former HSE Shareholder (or former holder of HSE Options or HSE Debentures) such amounts as DXP, Acquiror, HSE or the Depositary may be required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12	List of Shareholders

At the reasonable request of DXP from time to time, HSE shall provide DXP with a list (in both written and electronic form) of the registered HSE Shareholders, together with their addresses and respective holdings of HSE Shares, with a list of the names and addresses and holdings of all persons having rights issued by HSE to acquire HSE Shares (including holders of HSE Options and HSE Debentures) and a list of non-objecting beneficial owners of HSE Shares, together with their addresses and respective holdings of HSE Shares.  HSE shall from time to time require that its registrar and transfer agent furnish DXP with such additional information, including updated or additional lists of HSE Shareholders and lists of holdings and other assistance as DXP may reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HSE

3.1	Representations and Warranties

Except as disclosed in the HSE Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), HSE hereby represents and warrants to DXP and Acquiror as follows, and acknowledges that DXP and Acquiror are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. HSE is duly amalgamated and validly existing under the ABCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. HSE is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have an HSE Material Adverse Effect. True and complete copies of the constating documents of HSE have been delivered or made available to DXP, and HSE has not taken any action to amend or supersede such documents.

(b)
Authority Relative to this Agreement. HSE has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by HSE and the consummation by HSE of the transactions contemplated by this Agreement and the Arrangement have been duly authorized by the HSE Board and, subject to receipt of HSE Shareholder Approval and obtaining of the Final Order, no other corporate proceedings on the part of HSE are necessary to authorize this Agreement or the Arrangement, other than the approval of the HSE Circular by the HSE Board. This Agreement has been duly executed and delivered by HSE and constitutes a valid and binding obligation of HSE, enforceable against HSE in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. Except as disclosed in Schedule 3.1(c) of the HSE Disclosure Letter, the execution and delivery by HSE of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of the constating documents of HSE or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have an HSE Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond or other instrument, Authorization, licence or permit to which HSE or any of its Subsidiaries is a party or by which HSE or any of its Subsidiaries is bound; or (ii) any Law to which HSE or any of its Subsidiaries is subject or by which HSE or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, deed of trust, mortgage, bond or other instrument, Authorization, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond or other instrument, Authorization, licence or permit, or result in the imposition of any Lien upon any of HSE’s assets or the assets of any of its Subsidiaries. Other than the Interim Order, the Final Order, the HSE Key Third Party Consents and providing the Registrar any records, information or other documents required by the Registrar in connection with the Arrangement, no Authorization, consent or approval of, or filing with, any other Person is necessary on the part of HSE for the consummation by HSE of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement not to cause or result in any loss of any rights or assets or any interest therein held by HSE or any of its Subsidiaries in any material properties, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Arrangement.

(d)
Subsidiaries. HSE does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 3.1(d) to the HSE Disclosure Letter. Each Subsidiary of HSE is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an HSE Material Adverse Effect. HSE beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries.  All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, other than pursuant to any credit facilities in effect as of the date hereof; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares. HSE does not hold any equity interest, or right to acquire an equity interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 3.1(d) to the HSE Disclosure Letter.

(e)	Compliance with Laws.

(i)
Except as would not individually or in the aggregate have an HSE Material Adverse Effect, the operations of HSE and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of HSE or of any of its Subsidiaries, and none of HSE or any of its Subsidiaries has received any notice of any alleged violation of any such Laws.

(ii)
None of HSE or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its Articles of Incorporation or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a HSE Material Adverse Effect.

(f)
Company Authorizations. Except as would not individually or in the aggregate have an HSE Material Adverse Effect, HSE and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of HSE or its Subsidiaries or otherwise in connection with the material business or operations of HSE or its Subsidiaries and such Authorizations are in full force and effect. HSE and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a HSE Material Adverse Effect. There is no action or proceeding pending or, to the knowledge of HSE, threatened regarding any of the Authorizations, nor is HSE aware of the commencement of any investigation concerning any of the Authorizations.

(g)	Capitalization and Listing.

(i)
The authorized share capital of HSE consists of an unlimited number of HSE Shares and an unlimited number of preferred shares. As at the date of this Agreement there are no preferred shares issued and outstanding and there are: (A) 39,433,207 HSE Shares validly issued and outstanding as fully-paid and non-assessable shares of HSE; (B) outstanding HSE Options providing for the issuance of 2,012,000 HSE Shares upon the exercise thereof; (C) outstanding $1,655,000 principal amount HSE Debentures providing for the issuance of 3,310,000 HSE Shares upon the conversion thereof; and (D) nil rights to purchase HSE Shares under the HSE Shareholder Rights Plan. The terms of the HSE Options (including exercises prices) and HSE Debentures are disclosed in Schedule 3.1(g)(i) to the HSE Disclosure Letter. Except for the securities referred to in this Section 3.1(g)(i) or in Schedule 3.1(g)(i) to the HSE Disclosure Letter, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of HSE or any of its Subsidiaries to issue or sell any shares of HSE or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of HSE or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of HSE or any of its Subsidiaries based upon the book value, income or any other attribute of HSE or any of its Subsidiaries, and no Person is entitled to any pre-emptive or other similar right granted by HSE or any of its Subsidiaries. The HSE Shares are listed on the TSX, and are not listed or quoted on any market other than the TSX.

(ii)
Schedule 3.1(g)(ii) to the HSE Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding HSE Options and HSE Debentures, the respective amounts of HSE Options and HSE Debentures held by such holders and, with respect to the HSE Options, the exercise prices and expiration dates of each grant to such holders.

(iii)
There are no outstanding contractual obligations of HSE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any HSE Shares or any shares of any of its Subsidiaries. No Subsidiary of HSE owns any HSE Shares.

(iv)
No order ceasing or suspending trading in securities of HSE nor prohibiting the sale of such securities has been issued and is outstanding against HSE, nor to the knowledge of HSE are any of its directors or officers subject to any order prohibiting them from trading in any securities of HSE. To the knowledge of HSE, HSE is not the subject of any investigation, enquiry or proceeding of any kind initiated by any securities regulatory authority or stock exchange or quotation system.

(h)
Shareholder and Similar Agreements. HSE is not a party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of HSE or any of its Subsidiaries.

(i)	U.S. Securities Law Matters.

(i)	HSE is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(ii)
There is no class of securities of HSE which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is HSE subject to any reporting obligation pursuant to section 15(d) of the U.S. Exchange Act. HSE is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(iii)	HSE is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iv)	The HSE Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Effective Date.

(j)
Reports. HSE has filed with all applicable Governmental Entities true and complete copies of the HSE Public Documents that HSE is required to file therewith.  The HSE Public Documents did not at the respective times they were filed on SEDAR, contain any misrepresentation, unless such HSE Public Document was subsequently corrected or superseded prior to the date hereof, and complied in all material respects with the requirements of applicable Securities Laws. HSE has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(k)	Financial Statements.

(i)
The audited consolidated financial statements for HSE as at and for the fiscal years ended on December 31, 2011, December 31, 2010 and December 31, 2009, including the notes thereto and the reports by HSE’s auditors thereon have been, and all financial statements of HSE which are filed by HSE in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with GAAP (except in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of HSE and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). There are no outstanding loans made by HSE or any of its Subsidiaries to any executive officer or director of HSE.

(ii)
The management of HSE has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by HSE in its annual filings, interim filings or other reports filed or submitted by it under applicable Canadian Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Canadian Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by HSE in its annual filings, interim filings or other reports filed or submitted under applicable Canadian Laws imposed by Governmental Entities is accumulated and communicated to HSE’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure; provided however that none of the foregoing shall be deemed to be a representation or warranty on behalf of HSE or its Subsidiaries to compliance, in any manner whatsoever, with the requirements of the Laws of the United States.

(iii)
HSE maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of HSE and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of HSE and its Subsidiaries are being made only with Authorizations of management and directors of HSE and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of HSE or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of HSE, prior to the date of this Agreement: (x) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of HSE that are reasonably likely to adversely affect the ability of DXP to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of HSE; provided however that none of the foregoing shall be deemed to be a representation or warranty on behalf of HSE or its Subsidiaries to compliance, in any manner whatsoever, with the requirements of the Laws of the United States.

(iv)
Since December 31, 2011, neither HSE nor any of its Subsidiaries nor, to HSE’s knowledge, any director, officer, employee, auditor, accountant or representative of HSE or any of its Subsidiaries has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HSE or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that HSE or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the HSE Board.

(l)
Undisclosed Liabilities. Except as disclosed in Schedule 3.1(1) of the HSE Disclosure Letter, neither HSE nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the audited balance sheet of HSE as of December 31, 2011 (the “HSE Balance Sheet”) or disclosed in the notes thereto; (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011; (c) those incurred in the ordinary course of business and not required to be set forth in the HSE Balance Sheet under GAAP; or (d) those incurred in connection with the execution of this Agreement. Without limiting the foregoing, the HSE Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of HSE and its Subsidiaries except as disclosed in the HSE Disclosure Letter.

(m)	Interest in Properties. Neither HSE nor its Subsidiaries, owns or has any material interest in any real property.

(n)
Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a HSE Material Adverse Effect, all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which HSE or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(o)	Employment Matters.

(i)
Other than as disclosed in HSE’s management information circular dated April 1, 2011 or in Schedule 3.1(o)(i) of the HSE Disclosure Letter, neither HSE nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of HSE.

(ii)
Except as disclosed in Schedule 3.1(o)(ii) of the HSE Disclosure Letter, neither HSE nor any of its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of HSE, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)
Except as disclosed in Schedule 3.1(o)(iii) of the HSE Disclosure Letter, neither HSE nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of HSE, threatened, or any litigation actual, or to the knowledge of HSE, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably to be expected to have a HSE Material Adverse Effect. To the knowledge of HSE, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting HSE.

(iv)
HSE and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of HSE, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have an HSE Material Adverse Effect.

(p)	Absence of Certain Changes or Events. Since December 31, 2011, other than as disclosed in Schedule 3.1(p) of the HSE Disclosure Letter:

(i)	HSE and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a HSE Material Adverse Effect has been incurred;

(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a HSE Material Adverse Effect;

(iv)
except as required by GAAP (including with respect to the changeover to International Financial Reporting Standards), there has not been any change in the accounting practices used by HSE and its Subsidiaries;

(v)
except as disclosed in Schedule 3.1(p)(v) of the HSE Disclosure Letter and except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of HSE or its Subsidiaries;

(vi)
there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(vii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice;

(viii)
except as disclosed in Schedule 3.1(p)(viii) of the HSE Disclosure Letter, there has not been any satisfaction or settlement of any claims or liabilities that were not reflected in HSE’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(ix)
except for ordinary course adjustments or as disclosed in Schedule 3.1(p)(ix) of the HSE Disclosure Letter, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of HSE or its Subsidiaries.

(q)
Litigation. Except as disclosed in Schedule 3.1(q) of the HSE Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of HSE, threatened against or relating to HSE or any of its Subsidiaries, the business of HSE or any of its Subsidiaries or affecting any of their properties or assets, before or by any Governmental Entity which would have, or reasonably could be expected to have, a HSE Material Adverse Effect.

(r)	Taxes. Except to the extent that any matter referred to in this subparagraph does not, and would not reasonably be expected to, have an HSE Material Adverse Effect:

(i)
Except as disclosed in Schedule 3.1(r)(i) of the HSE Disclosure Letter, each of HSE and its Subsidiaries has duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, and such Tax Returns were complete and correct in all material respects.  All taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by HSE with respect to items or periods covered by such Tax Returns.

(ii)
Each of HSE and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes to be remitted by it.

(iii)
Except as disclosed in Schedule 3.1(r)(iii) of the HSE Disclosure Letter, each of HSE and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it.

(iv)
None of HSE nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(v)	None of HSE nor any of its Subsidiaries is a passive foreign investment corporation for the purposes of the Code.

(vi)
Except as disclosed as Schedule 3.1(r)(vi) of the HSE Disclosure Letter, there are no proceedings, investigations, audits or claims now pending or threatened against HSE or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vii)
None of HSE or any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)
HSE has made available to DXP copies of all Tax Returns for the years 2010, 2009 and 2008 (and the Tax Return for 2011 in draft form), and all written communication to or from any Governmental Entity relating to the Taxes of any of HSE and its Subsidiaries, including, but not limited to, any closing agreements under Section 7121 of the Code or any similar provision of state, local or non-U.S. law or any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Entity, to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on HSE or any of its Subsidiaries.

(ix)	For the purposes of the Tax Act and any other relevant Tax purposes:

(A)	HSE is resident in Canada; and

(B)
Except as disclosed in Schedule 3.1(r)(ix)(B) of the HSE Disclosure Letter, each of the Subsidiaries of HSE is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(x)
There are no Liens for Taxes upon any properties or assets of HSE or any of its Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in HSE’s audited financial statements).

(s)
Books and Records. The corporate records and minute books of HSE and its Subsidiaries have been maintained substantially in accordance with all applicable Laws, and the minute books of HSE and its Subsidiaries as provided to DXP are complete and accurate in all material respects. The corporate minute books for HSE and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of HSE and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years except as made necessary by the adoption of International Financial Reporting Standards; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by HSE, accurately and fairly reflect the transactions and dispositions of assets of HSE and its Subsidiaries; and (c) accurately and fairly reflect, and in the case of the Subsidiaries, during the period of time when owned by HSE, accurately and fairly reflect, the basis for HSE’s consolidated financial statements.

(t)	Insurance.

(i)
HSE has in place customary insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither HSE nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)
Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by HSE through the Effective Date. No written (or to the knowledge of HSE other) notice of cancellation or termination has been received by HSE or any Subsidiary with respect to any such policy.

(u)
Non-Arm’s Length Transactions. Except as disclosed in Schedule 3.1(u) of the HSE Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by HSE or any of its Subsidiaries) between HSE or any of its Subsidiaries on the one hand, and any (a) officer or director of HSE or any of its Subsidiaries, (b) any holder of record or, to the knowledge of HSE, beneficial owner of five percent or more of the voting securities of HSE, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(v)	Benefit Plans.

(i)
Schedule 3.1(v) of the HSE Disclosure Letter contains a true and complete list of all HSE Benefit Plans. Complete copies of all HSE Benefit Plans including, but not limited to, any trust instruments, insurance contracts and all amendments thereto have been provided to DXP.

(ii)
HSE and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by HSE or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(iii)	No HSE Benefit Plan is a “registered pension plan” as such term is defined in the Tax Act.

(iv)	To the knowledge of HSE, each HSE Benefit Plan has been operated in accordance with its terms.

(v)
Any contributions required to be made under each HSE Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each HSE Benefit Plan have, except as disclosed in Schedule 3.1(v)(v) of the HSE Disclosure Letter, been properly accrued and reflected in the audited consolidated financial statements for HSE as at and for the fiscal year ended on December 31, 2011, including the notes thereto and the report by HSE’s auditors thereon.

(vi)
There has been no amendment to, announcement by HSE or any of its Subsidiaries relating to, or change in employee participation or coverage under, any HSE Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as disclosed on Schedule 3.1(v)(vi) of the HSE Disclosure Letter neither the execution of this Agreement, nor the consummation of the Arrangement will (i) entitle any employees of HSE or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the HSE Benefit Plans, or (iii) limit or restrict the right of HSE or, after the consummation of the Arrangement, DXP or Acquiror to merge, amend or terminate any of the HSE Benefit Plans.

(w)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a HSE Material Adverse Effect:

(i)	all facilities and operations of HSE and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)
HSE and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate their properties and to conduct their respective business as they are now being conducted;

(iii)
neither HSE nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(iv)
to the knowledge of HSE, there are no changes in the status, terms or conditions of any Environmental Permits held by HSE or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of HSE or any of its Subsidiaries following the Effective Date;

(v)
HSE and its Subsidiaries have made available to DXP all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vi)
to the knowledge of HSE, HSE and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a HSE Material Adverse Effect.

(x)
Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon HSE or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of HSE or any Subsidiary, any acquisition of property by HSE or any Subsidiary or the conduct of business by HSE or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a HSE Material Adverse Effect.

(y)
Material Contracts. Schedule 3.1(y) of the HSE Disclosure Letter sets forth all Material Contracts of HSE. To the knowledge of HSE, no party thereto is in breach or default in the observance or performance of any term or obligation to be performed by it under any such contract or agreement which is material to the business of HSE (taken as a whole), nor does HSE have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, an HSE Material Adverse Effect.  Except as disclosed in Schedule 3.1(y) of the HSE Disclosure Letter, neither HSE nor any Subsidiary of HSE has received written notice of, any breach or default under (nor, to the knowledge of HSE, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a HSE Material Adverse Effect. Prior to the date hereof, HSE has made available to DXP true and complete copies of all of the Material Contracts of HSE. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by HSE (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity).

(z)
Relationships with Customers and Suppliers. HSE has not received any written (or to the knowledge of HSE other) notice that any customer or supplier intends to cancel, terminate or otherwise modify or not renew its relationship with HSE or any Subsidiary, and, to the knowledge of HSE, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a HSE Material Adverse Effect.

(aa)
Brokers. Except for the fee to be paid to Fraser Mackenzie Limited pursuant to its engagement letter with HSE, a true and complete copy of which has been delivered to DXP, none of HSE, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. An estimate of the fee payable to Fraser Mackenzie Limited on the Effective Date in connection with the Arrangement is set out in Schedule 3.1(aa) to the HSE Disclosure Letter.

(bb)	Reporting Issuer Status. As of the date hereof, HSE is a reporting issuer not in default under the Securities Laws of the Provinces of British Columbia, Alberta and Ontario.

(cc)	Stock Exchange Compliance. HSE is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(dd)
Corrupt Practices Legislation. Neither HSE, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of HSE or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause HSE or any of its Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of HSE no such action has been taken by any of its agents, representatives or other Persons acting on behalf of HSE or any of its Subsidiaries or affiliates.

(ee)
Competition Act. Neither the aggregate value of the assets in Canada of HSE and its affiliates (as such term is defined by the Competition Act), nor the aggregate gross revenues from sales in, from or into Canada of HSE and its affiliates (as such term is defined by the Competition Act), exceeds $200,000,000, for the purposes of, and calculated in accordance with, subsection 109(1) of the Competition Act.

(ff)
HSR Act. Neither the aggregate fair market value of the assets of HSE and its controlled subsidiaries located in the United States, all as defined and calculated pursuant to the HSR Act, nor the aggregate sales of HSE and its controlled subsidiaries in or into the United States in HSE’s most recent fiscal year, as defined and calculated pursuant to the HSR Act, are more than US$68,200,000.

3.2	Survival of Representations and Warranties

The representations and warranties of HSE contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DXP AND ACQUIROR

4.1	Representations and Warranties

DXP and Acquiror hereby jointly and severally represent and warrant to HSE as follows, and acknowledge that HSE is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. DXP is duly incorporated and validly existing under the laws of the State of Texas and has full corporate power and authority to own its assets and conduct its business as now owned and conducted.  Acquiror is duly incorporated and validly existing under the laws of the Province of British Columbia and has full corporate power and authority to own its assets and conduct its business as now owned and conducted

(b)
Authority Relative to this Agreement. DXP and Acquiror each have the requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by DXP and Acquiror and the consummation by DXP and Acquiror of the transactions contemplated by this Agreement and the Arrangement have been duly authorized by the boards of directors of DXP and Acquiror and no other corporate proceedings on the part of DXP or Acquiror are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by DXP and Acquiror and constitutes a valid and binding obligation of each of DXP and Acquiror, enforceable by HSE against DXP and Acquiror in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consents.

(i)
The execution and delivery of this Agreement does not, and the consummation of the Arrangement will not (i) conflict with or violate the organizational documents of DXP or Acquiror or (ii) conflict with or violate any Law applicable to DXP or Acquiror or by which any property or asset of DXP or Acquiror is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, materially impair the ability of DXP or Acquiror to perform its obligations under this Agreement.

(ii)
The execution and delivery of this Agreement does not, and the consummation of the Arrangement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the Interim Order and the Final Order and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate would not materially impair the ability of DXP or Acquiror to perform its obligations under this Agreement.

(d)
Brokers. Except for the fees to be paid to Stephens Inc. pursuant to its engagement letter with DXP, none of DXP, Acquiror any of their respective Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(e)
Information Supplied. None of the information supplied or to be supplied by DXP and Acquiror in writing specifically for inclusion in the HSE Circular, at the time of mailing to the HSE Shareholders, contains or omits or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)
Sufficient Funds. DXP and Acquiror have sufficient funds or have made adequate financing arrangements so that Acquiror will have at the time the HSE Shares are to be paid for once taken up under the Arrangement, the aggregate Consideration payable pursuant to the Arrangement and will be at the time the HSE Shares are to be paid for once taken up under the Arrangement, in a position to pay for all the HSE Shares tendered pursuant to the Arrangement in accordance with the terms of the Arrangement and will be in a position to pay all other amounts contemplated by this Agreement.

(g)
Competition Act. Neither the aggregate value of the assets in Canada of DXP, Acquiror and their affiliates (as such term is defined by the Competition Act), nor the aggregate gross revenues from sales in, from or into Canada of DXP, Acquiror and their affiliates (as such term is defined by the Competition Act), exceeds $200,000,000, for the purposes of, and calculated in accordance with, subsection 109(1) of the Competition Act.

(h)
Third Party Consents, Etc. No Authorization, consent or approval of, or filing with, any other Person is necessary on the part of DXP or Acquiror for the consummation by DXP and Acquiror of their obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Arrangement.

4.2	Survival of Representations and Warranties

The representations and warranties of DXP and Acquiror contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of HSE Regarding the Conduct of Business

HSE covenants and agrees that prior to the Effective Date, unless DXP and Acquiror shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement (including the HSE Disclosure Letter):

(a)
HSE shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact its properties, to keep available the services of its officers, consultants and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them;

(b)	without limiting the generality of Subsection 5.1(a), HSE shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)
issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any HSE Shares, any HSE Options, and HSE Debentures or any warrants, calls, conversion privileges or rights of any kind to acquire any HSE Shares or other securities or any shares of its Subsidiaries (including, for greater certainty, HSE Options), other than pursuant to the exercise of existing HSE Options or the conversion of existing HSE Debentures;

(ii)
sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of HSE or any of its Subsidiaries having an individual value in excess of $100,000 or an aggregate value of $100,000;

(iii)	amend or propose to amend the Articles of Incorporation, by-laws or other constating documents or the terms of any securities of HSE or any of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding HSE Shares or the securities of any of its Subsidiaries;

(v)	redeem, purchase or offer to purchase any HSE Shares or other securities of HSE or any shares or other securities of its Subsidiaries;

(vi)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any HSE Shares except, in the case of any of HSE’s wholly-owned Subsidiaries, for dividends payable to HSE;

(vii)	reorganize, amalgamate or merge HSE or any of its Subsidiaries with any other Person;

(viii)	reduce the capital of HSE or of any of its Subsidiaries;

(ix)
acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, that has a value greater than $250,000 individually or $250,000 in the aggregate;

(x)
enter into, directly or indirectly, an investment in or acquisition of, whether individually or with any other Person, (A) any asset or an interest in any asset that has a value greater than $250,000, or (B) any group of assets or interests in any assets that has a value greater than $250,000 in the aggregate, provided however that HSE may make such investments in short-term government grade instruments consistent with past practice;

(xi)
incur, create, assume or otherwise become liable for any indebtedness for borrowed money (other than under credit facilities currently in force) or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of HSE or any of its Subsidiaries;

(xiii)
pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in HSE’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiv)	authorize, recommend or propose any release or relinquishment of any material contractual right, except in the ordinary course of business consistent with past practice;

(xv)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing contractual rights in respect of any Property; (ii) any material Authorization, lease, concession, contract or other document, or (iii) any other material legal rights or claims;

(xvi)
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvii)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable diligence any pending applications to any Governmental Entities;

(xviii)
incur business expenses aggregating greater than $100,000 other than in the ordinary course and consistent with past practice other than in connection with the Arrangement and the transactions contemplated hereby;

(xix)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of HSE to consummate the Arrangement or the other transactions contemplated by this Agreement, other than in connection with a Pre-Acquisition Reorganization;

(xx)
increase the benefits payable or to become payable to its directors or officers (whether from HSE or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of HSE or member of the HSE Board other than pursuant to agreements already entered into as disclosed in HSE Public Documents publicly available on SEDAR; or

(xxi)
except as disclosed in Schedule 5.1(b)(xxi) of the HSE Disclosure Letter, in the case of employees who are not officers of HSE or members of the HSE Board, take any action other than in the ordinary course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(c)
other than as contemplated by and set out in the Plan of Arrangement, HSE shall not, and shall cause each of its Subsidiaries not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of HSE or its Subsidiaries;

(d)
HSE shall use all reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of equivalent standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	HSE shall use its best efforts to maintain and preserve all of its rights under each of its material Authorizations;

(f)	HSE shall:

(i)
not take any action, or permit any of its Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate in any material respect without giving effect to, applying or taking into consideration any materiality or HSE Material Adverse Effect qualification already contained within such representation or warranty;

(ii)
provide DXP and Acquiror with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, Articles of Incorporation, by-laws, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of HSE or any of its Subsidiaries which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in an HSE Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of HSE contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or HSE Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of HSE to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any materiality or HSE Material Adverse Effect qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(iii)
not enter into or renew any agreement, contract, lease, licence or other binding obligation of HSE or its Subsidiaries (A) containing (1) any limitation or restriction on the ability of HSE or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of DXP, Acquiror or their Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of HSE or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of DXP, Acquiror or their Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of HSE or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of DXP, Acquiror or their Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)
except in the ordinary course of business consistent with past practice, not enter into or renew any agreement, contract, lease, licence or other binding obligation of HSE or its Subsidiaries that is not terminable within 30 days of the Effective Date without payment by DXP or its Subsidiaries in excess of $100,000; and

(v)
not, except as disclosed in Schedule 5.1(f)(v) of the HSE Disclosure Letter, incur any capital expenditures or enter into any agreement obligating HSE or its Subsidiaries to provide for future capital expenditures involving payments in excess of $100,000 individually or $500,000 in the aggregate;

(g)	HSE and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(vi)
not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Returns, except as may required by applicable Laws;

(h)
HSE shall not initiate any material discussions, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement) without the prior consent of DXP and Acquiror, such consent not to be unreasonably withheld, and further agrees to provide DXP and Acquiror with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(i)	HSE shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.1; and

(j)
HSE shall provide to DXP and Acquiror (i) no later than three (3) business days prior to the date of the HSE Meeting, a reasonable written estimate, certified by an officer of HSE, of the amount of cash and cash equivalents HSE is expected to hold on the Effective Date less the estimated amount of any unpaid current liabilities of HSE on the Effective Date, and (ii) on the Effective Date, a statement, certified by an officer of HSE, of the approximate amount of cash and cash equivalents HSE holds less the estimated amount of any unpaid current liabilities of HSE.

5.2	Covenants of HSE Relating to the Arrangement

HSE shall and shall cause its Subsidiaries to perform all obligations required to be performed by HSE or any of its Subsidiaries under this Agreement, co-operate with DXP and Acquiror in connection therewith, and, to the extent it is within its control, do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, HSE shall and, where applicable, shall cause its Subsidiaries to:

(a)	use its commercially reasonable efforts to obtain and assist DXP and Acquiror in obtaining all required Regulatory Approvals;

(b)
use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any of the Material Contracts, and all HSE Key Third Party Consents;

(c)	defend all lawsuits or other legal, regulatory or other proceedings against HSE challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d)
subject to applicable Law, make available and cause to be made available to DXP and Acquiror, and the agents and advisors thereto, information reasonably requested by DXP and Acquiror for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of DXP, Acquiror and HSE following completion of the Arrangement and confirming the representations and warranties of HSE set out in Section 3.1 of this Agreement; and

(e)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order.

5.3	Covenants of DXP and Acquiror Relating to the Arrangement

DXP and Acquiror, on a joint and several basis, shall, and shall cause their Subsidiaries to, perform all obligations required to be performed by DXP, Acquiror or any of their Subsidiaries under this Agreement, co-operate with HSE in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, DXP and Acquiror shall and where appropriate shall cause each of their Subsidiaries to:

(a)	use their commercially reasonable efforts to obtain and assist HSE in obtaining all required Regulatory Approvals;

(b)	defend all lawsuits or other legal, regulatory or other proceedings against DXP or Acquiror challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)
subject to applicable Law, make available and cause to be made available to HSE, and its agents and advisors, information reasonably requested by HSE for the purposes of confirming the representations and warranties of DXP and Acquiror set out in Section 4.1 of this Agreement; and

(d)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.

5.4	Pre-Acquisition Reorganization

HSE agrees that, upon request by DXP or Acquiror, and provided that HSE has certainty that the Arrangement will become effective, HSE shall, and shall cause each of its Subsidiaries to, (i) effect such reorganizations of HSE’s or its Subsidiaries’ business, operations and assets or such other transactions as DXP or Acquiror may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with DXP, Acquiror and their advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not: (i) prejudicial to HSE or the HSE Shareholders in any respect; (ii) in violation of applicable Laws;  and will not cause the HSE Board to breach its fiduciary obligations. DXP and Acquiror shall provide written notice to HSE of any proposed Pre-Acquisition Reorganization at least five (5) business days prior to the Effective Time. Upon receipt of such notice, DXP, Acquiror and HSE shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. If Acquiror does not acquire all of the HSE Shares, DXP shall reimburse HSE for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization.

5.5	Performance by Acquiror

DXP hereby unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with Acquiror for: (i) the due and punctual performance of the obligations of Acquiror under this Agreement; and (ii) the accuracy of the representations and warranties of Acquiror provided herein.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time:

(a)	the Arrangement Resolution shall have been approved and adopted by the HSE Shareholders at the HSE Meeting in accordance with the Interim Order;

(b)
the Court shall have considered the fairness of the Arrangement and the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to HSE, Acquiror and DXP, acting reasonably, on appeal or otherwise;

(c)
no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)	all necessary Regulatory Approvals shall have been obtained on terms and conditions satisfactory to DXP, Acquiror and HSE, each acting reasonably;

(e)	the Articles of Arrangement to be filed in connection with the Arrangement shall be in form and substance satisfactory to HSE, Acquiror and DXP, each acting reasonably;

(f)	the Effective Date shall be on or before the Outside Date; and

(g)	there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or any other Person that would reasonably be expected to:

(i)
prohibit or restrict the acquisition by Acquiror of any HSE Shares, the payment of Consideration by Acquiror to HSE Shareholders, or the consummation of the Arrangement or give rise to any material damages to HSE, Acquiror or DXP directly or indirectly in connection with the Arrangement;

(ii)	prohibit or materially limit the ownership by Acquiror of HSE or any material portion of its business; or

(iii)
impose limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, any HSE Shares, including the right to vote the HSE Shares to be acquired by it on all matters properly presented to the HSE Shareholders.

The foregoing conditions are for the mutual benefit of DXP and Acquiror on the one hand and HSE on the other hand and may be waived, in whole or in part, jointly by the Parties at any time.  If any of the foregoing conditions are not satisfied or waived on or before the Outside Date, then a Party may terminate this Agreement by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of such terminating Party's breach of this Agreement.

6.2	Additional Conditions Precedent to the Obligations of DXP and Acquiror

The obligation of DXP and Acquiror to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time:

(a)
all covenants of HSE under this Agreement to be performed on or before the Effective Time which have not been waived by DXP and Acquiror shall have been duly performed by HSE in all material respects and DXP and Acquiror shall have received a certificate of HSE addressed to DXP and Acquiror and dated the Effective Date, signed on behalf of HSE by two senior executive officers of HSE (on HSE’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)
the representations and warranties of HSE set forth in (i) Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g) (subject to any exercises of HSE Options or conversions of HSE Debentures subsequent to the date hereof) and 3.1(bb) shall be true and correct in all respects (other than de minimis inaccuracies in respect of the representations and warranties set forth in Section 3.1(g)) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct as of such date), and (ii) Article 3, other than those to which clause (i) applies, (A) that are qualified by a reference to an HSE Material Adverse Effect or materiality shall be true and correct in all respects, and (B) that are not qualified by a reference to an HSE Material Adverse Effect or materiality shall be true and correct in all material respects, in each case as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct as of such date), and DXP and Acquiror shall have received a certificate of HSE addressed to DXP and Acquiror and dated the Effective Date, signed on behalf of HSE by two senior executive officers of HSE (on HSE’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)
there shall not have occurred an HSE Material Adverse Effect that has not been publicly disclosed by HSE prior to the date hereof and since the date of this Agreement, there shall not have occurred an HSE Material Adverse Effect, and DXP and Acquiror shall have received a certificate signed on behalf of HSE by the chief executive officer and the chief financial officer of HSE (on HSE’s behalf and without personal liability) to such effect;

(d)	the HSE Key Third Party Consents shall have been obtained;

(e)	holders of no more than 5% of the HSE Shares shall have validly exercised and not withdrawn Dissent Rights; and

(f)	the Board of HSE shall have passed a resolution pursuant to Section 5.1(b) of the HSE Shareholder Rights Plan waiving the application of the HSE Shareholder Rights Plan to the Arrangement.

Subject to Section 7.3(b), the conditions in this Section 6.2 are for the exclusive benefit of DXP and Acquiror and may be asserted by DXP and Acquiror regardless of the circumstances or may be waived by DXP and Acquiror in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which DXP and Acquiror may have.  If any of the foregoing conditions are not satisfied or waived on or before the Outside Date, DXP and Acquiror may, in addition to any other remedies they may have at law or equity, terminate this Agreement; provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, DXP and Acquiror have delivered a written notice to HSE, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which DXP and Acquiror are asserting as the basis for the non-fulfillment of the applicable conditions precedent.  More than one such notice may be delivered by DXP and Acquiror.

6.3	Additional Conditions Precedent to the Obligations of HSE

The obligation of HSE to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time:

(a)
all covenants of DXP and Acquiror under this Agreement to be performed on or before the Effective Time which have not been waived by HSE shall have been duly performed by DXP and Acquiror in all material respects and HSE shall have received a certificate of DXP and Acquiror, addressed to HSE and dated the Effective Date, signed on behalf of DXP by two of its senior executive officers and on behalf of Acquiror by its President (on DXP’s and Acquiror’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
the representations and warranties of DXP and Acquiror set forth in: (i) Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(f) shall be true and correct in all respects as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Agreement or another date shall be true and correct as of such date); and (ii) Article 4, other than those to which clause (i) applies, (A) that are qualified by a reference to materiality shall be true and correct in all respects, and (B) that are not qualified by a reference to materiality shall be true and correct in all material respects, in each case as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct as of such date), and HSE shall have received a certificate signed on behalf of DXP by two senior executive officers of DXP and on behalf of Acquiror by the President of Acquiror (on DXP’s and Acquiror’s behalf and without personal liability) to this effect;

(c)	each director and officer of HSE shall have received an executed release from HSE and its Subsidiaries, in form and substance satisfactory to HSE, Acquiror and DXP, each acting reasonably; and

(d)	Acquiror shall have complied with its obligations under Section 2.9.

Subject to Section 7.3(b), the conditions in this Section 6.3 are for the exclusive benefit of HSE and may be asserted by HSE regardless of the circumstances or may be waived by HSE in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which HSE may have.  If any of the foregoing conditions are not satisfied or waived on or before the Outside Date, HSE may, in addition to any other remedies it may have at law or equity, terminate this Agreement; provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, HSE has delivered a written notice to DXP and Acquiror, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which HSE is asserting as the basis for the non-fulfillment of the applicable conditions precedent.  More than one such notice may be delivered by HSE.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	HSE Non-Solicitation

(a)
HSE shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf), with any parties (other than DXP and Acquiror) conducted before the date of this Agreement with respect to any proposal that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal.  HSE covenants, represents and warrants that it has not waived any confidentiality, non-solicitation or standstill provisions contained in any confidentiality, non-solicitation or standstill agreement with any Person.  HSE shall immediately discontinue access to all of its confidential information and any data room, virtual and otherwise, and immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with HSE relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

(b)
HSE shall not, directly or indirectly, do or authorize or permit any of its officers, directors, employees, advisors (financial and otherwise), experts or other representatives retained by it to do any of the following:

(i)
solicit, assist, initiate, encourage or in any way facilitate (including by way of furnishing information, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal or inquiries, discussions, negotiations, proposals or offers regarding an Acquisition Proposal;

(ii)
enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other Person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;

(iii)
waive, modify or release any third party from or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive, modify or release any third party from or otherwise forbear in respect of, any rights or other benefits under confidential information, standstill or non-solicitation agreements with any Person, including, without limitation, any “standstill provisions” under any of them;

(iv)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to DXP or Acquiror, the approval or recommendation of the HSE Board or any committee thereof of this Agreement or the Arrangement; or

(v)
accept, recommend, approve, agree to, endorse or propose publicly to accept, recommend, approve, agree to, endorse, or remain neutral with respect to, any Acquisition Proposal or agreement in respect thereto;

provided, however, that notwithstanding any other provision hereof, HSE and its officers, directors and advisors may:

(vi)
enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by HSE or any of its officers, directors or employees or any financial advisor, expert or other representative retained by it) seeks to initiate such discussions or negotiations with HSE that do not result from a breach of this Section 7.1 and, subject to execution of a confidentiality and standstill agreement which in any event and taken as a whole is no less favourable to HSE than the HSE Confidentiality Agreement (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to DXP and Acquiror as set out below), may furnish to such third party information concerning HSE and its business, properties and assets, in each case if, and only to the extent that:

(A)	the third party has first made an unsolicited written bona fide Acquisition Proposal which the HSE Board has determined is a Superior Proposal; and

(B)
prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, HSE provides prompt written notice to DXP and Acquiror to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such Person together with a copy of the confidentiality and standstill agreement referenced above and, if not previously provided to DXP and Acquiror (provided that if such information has been previously provided to DXP and Acquiror, such information will be identified in reasonable detail in such notice), copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that HSE forthwith shall notify DXP and Acquiror, first orally and then promptly (and in any event within 24 hours) in writing, of any inquiries, offers or proposals with respect to a Superior Proposal (which written notice shall include, without limitation, a copy of any such proposal (and any amendments or supplements thereto), the identity of the Person making it, if not previously provided to DXP and Acquiror, copies of all information provided to such party and all other information reasonably requested by DXP and/or Acquiror), within 24 hours of the receipt thereof, shall keep DXP and Acquiror informed of the status and details of any such inquiry, offer or proposal and respond promptly to all of DXP’s and Acquiror’s questions with respect thereto; and

(vii)	accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation:

(A)	HSE has complied with Section 7.1(c) and Section 7.1(d);

(B)
the HSE Board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 7.1(d) and after receiving the advice of outside counsel as reflected in minutes of the HSE Board, that the taking of such action is necessary for the HSE Board in discharge of its fiduciary duties under Applicable Laws; and

(C)	HSE terminates this Agreement in accordance with Section 8.2(a)(iv)(B), and concurrently therewith pays the HSE Termination Fee to Acquiror (or its designee).

(c)
HSE shall forthwith notify DXP and Acquiror (first orally and then promptly (and in any event within 24 hours) in writing) of any Acquisition Proposal (or any amendment thereto) or any proposal, inquiry or offer that could lead to an Acquisition Proposal, or any request for non-public information relating to HSE or its assets, or any amendments to the foregoing.  Such notice shall include a copy of any written Acquisition Proposal (and any amendment thereto) which has been received or, if no written Acquisition Proposal has been received, a description of the material terms and conditions of, and the identity of the Person making any inquiry, proposal, offer or request.  HSE shall also promptly and in any event within 24 hours provide such further and other details of the Acquisition Proposal or any amendment thereto as DXP and /or Acquiror may reasonably request.  HSE shall keep DXP and Acquiror promptly and fully informed of the status, including any change to material terms, of any Acquisition Proposal or any amendment thereto, shall respond promptly to all inquiries by DXP and/or Acquiror with respect thereto, and shall provide DXP and Acquiror with copies of all material correspondence and other written material sent to or provided to HSE by any Person in connection with such inquiry, proposal, offer or request or sent or provided by HSE to any Person in connection with such inquiry, proposal, offer or request.

(d)
HSE shall give DXP and Acquiror, orally and in writing, at least five business days advance notice (a “Superior Proposal Notice”) of any decision by the HSE Board to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, shall set out the reasonable determination of the HSE Board, in consultation with its financial advisors, of the financial value of the consideration offered by such third party to HSE Shareholders under such Superior Proposal, which notice shall confirm that the HSE Board has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and provide a copy thereof and any amendments thereto.  During the five business day period commencing on the day following delivery of such notice, HSE agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement.  In addition, during such five business day period HSE shall, and shall cause its financial and legal advisors to, negotiate in good faith with DXP, Acquiror and their financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable DXP and Acquiror to proceed with the Arrangement as amended rather than the Superior Proposal.  In the event DXP and Acquiror propose to amend this Agreement and the Arrangement such that the Superior Proposal ceases to be a Superior Proposal and so advise the HSE Board prior to the expiry of such five business day period, the HSE Board shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement and DXP, Acquiror and HSE shall enter into an amended version of this Agreement reflecting such proposed amendments.

(e)
If required by DXP and Acquiror, HSE shall, subsequent to the five business day notice period contemplated by Section 7.1(d) (and in no case during such period) reaffirm its recommendation of the Arrangement by press release promptly in the event that (i) any Acquisition Proposal which is publicly announced is determined not to be a Superior Proposal; or (ii) the Parties have entered into an amended agreement pursuant to Section 7.1(d) which results in any Acquisition Proposal not being a Superior Proposal.  HSE will afford DXP, Acquiror and their legal counsel a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by HSE, acting reasonably.

(f)
DXP and Acquiror agree that all information that may be provided to them by HSE with respect to any Acquisition Proposal pursuant to this Section 7.1 shall be treated as if it were "Confidential Information" as that term is defined in the HSE Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the HSE Confidentiality Agreement or in order to enforce their rights under this Agreement in legal proceedings.

(g)
HSE shall ensure that its officers, directors and employees and any investment bankers or other advisers or representatives retained by it are aware of the provisions of this Section 7.1 and shall be responsible for any breach of this Section 7.1 by any of them.

(h)
Nothing in this Agreement shall prevent the HSE Board from complying with section 2.17 of Multilateral Instrument 62-104 and similar provisions under applicable Canadian securities Laws relating to the provision of directors' circulars in respect of an Acquisition Proposal.

7.2	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, HSE shall, and shall cause its Representatives to, afford to DXP, Acquiror and their Representatives such access as DXP and Acquiror may reasonably require at all reasonable times during normal office hours, including for the purpose of facilitating integration and business planning, to its officers, employees, agents, properties, books, records and contracts, and shall furnish DXP and Acquiror with all data and information as DXP and Acquiror may reasonably request. DXP and Acquiror acknowledge and agree that information furnished by HSE pursuant to this Section 7.2 shall be subject to the terms and conditions of the HSE Confidentiality Agreement.

7.3	Notices of Certain Events

(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)
No Party may elect to not complete the transactions contemplated hereby pursuant to any termination right arising under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(A) and no payments are payable as a result of such termination pursuant to Section 8.3 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of : (i) the expiration of a period of five (5) business days from such notice; and (b) the Outside Date.

7.4	Insurance and Indemnification

(a)
Prior to the Effective Date, HSE shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by HSE and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and DXP and Acquiror will, or will cause HSE and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided, that neither DXP nor Acquiror shall be required to pay any amounts in respect of such coverage prior to the Effective Time and provided, further that the cost of such policy shall not exceed 200% of HSE’s current annual aggregate premium for policies currently maintained by HSE or its Subsidiaries.

(b)
DXP and Acquiror agree that they shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of HSE and its Subsidiaries to the extent that they are disclosed in Schedule 7.4(b) of the HSE Disclosure Letter, and acknowledge that such rights, to the extent that they are disclosed in Schedule 7.4(b) of the HSE Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)
The provisions of this Section 7.4 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, HSE hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 7.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the HSE Shareholders and/or by the Court):

(i)	by mutual written agreement of HSE, Acquiror and DXP;

(ii)	by either HSE or DXP and Acquiror, if:

(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)
after the date hereof, there shall be enacted or made any Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins HSE, Acquiror or DXP from consummating the Arrangement and such Law or enjoinment shall have become final and non-appealable; or

(C)	HSE Shareholder Approval shall not have been obtained at the HSE Meeting in accordance with the Interim Order; or

(D)	as provided in Section 6.1;

(iii)	by DXP and Acquiror, if:

(A)
(1) the HSE Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to DXP and Acquiror or fails to publicly reaffirm its recommendation of the Arrangement within three calendar days (and in any case prior to the HSE Meeting) after having been requested in writing by DXP and Acquiror to do so, in a manner adverse to DXP and Acquiror, (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of ten calendar days shall be considered an adverse modification) (a “HSE Change in Recommendation”); (2) the HSE Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) HSE shall have breached Section 7.1 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of HSE set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by DXP and Acquiror;  provided that DXP’s or Acquiror’s failure to fulfill any of their obligations or DXP’s or Acquiror’s breach of any of their representations and warranties under this Agreement shall not have been the cause of any of the conditions set forth in Subsection 6.2(a) or 6.2(b) not to be satisfied;

(C)	the HSE Board accepts, recommends, approves or enters into a letter of intent or a definitive agreement to implement a Superior Proposal; or

(D)	as provided in Section 6.2; or

(iv)	by HSE, if

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of DXP or Acquiror set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that HSE’s failure to fulfill any of its obligations or HSE’s breach of any of its representations and warranties under this Agreement shall not have been the cause of any of the conditions set forth in Subsection 6.3(a) or 6.3(b) not to be satisfied;

(B)
it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 7.1(b)(vi)), subject to compliance with Section 7.1 in all material respects and provided that no termination under this Section 8.2(a)(iv)(B) shall be effective unless and until HSE shall have paid to Acquiror (or its designee) the amount required to be paid pursuant to Section 8.3; or

(C)	as provided in Section 6.3.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)
If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Sections 8.3, 9.1, 9.3, 9.5, 9.6 and 9.7 and all related definitions set forth in Section 1.1 and the provisions of the HSE Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.2(a).

8.3	Expenses and Termination Fees

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	For the purposes of this Agreement:

(i)	“Fee” means a (A) DXP Termination Fee, or (B) HSE Termination Fee;

(ii)	“DXP Termination Fee” means Cdn.$3,250,000; and

(iii)	“HSE Termination Fee” means Cdn.$3,250,000.

(c)
For the purposes of this Agreement, “HSE Termination Fee Event” means the termination of this Agreement (in circumstances where there is no breach or non-performance by DXP or Acquiror of a material provision of this Agreement):

(i)	by DXP and Acquiror pursuant to Section 8.2(a)(iii)(A), Section 8.2(a)(iii)(B) or Section 8.2(a)(iii)(C);

(ii)	by HSE pursuant to Section 8.2(a)(iv)(B); or

(iii)
by either Party pursuant to Section 8.2(a)(ii)(C), but only if, in this termination event, (x) prior to such termination, a bona fide Acquisition Proposal for HSE shall have been made or publicly announced by any Person other than DXP and Acquiror and (y) within twelve months following the date of such termination, HSE or one or more of its Subsidiaries (A) enters into a definitive agreement in respect of one or more Acquisition Proposals or (B) there shall have been consummated one or more Acquisition Proposals for HSE.

If an HSE Termination Fee Event occurs, HSE shall pay the HSE Termination Fee to Acquiror (or its designee) by wire transfer of immediately available funds, as follows:

(A)	if the HSE Termination Fee is payable pursuant to Section 8.3(c)(i), the HSE Termination Fee shall be payable within two (2) business days following such termination;

(B)	if the HSE Termination Fee is payable pursuant to Section 8.3(c)(ii), the HSE Termination Fee shall be payable prior to or simultaneously with such termination; or

(C)
if the HSE Termination Fee is payable pursuant to Section 8.3(c)(iii), the HSE Termination Fee shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein.

(d)	For the purposes of this Agreement, “DXP Termination Fee Event” means the termination of this Agreement by HSE pursuant to Section 8.2(a)(iv)(A).

If a DXP Termination Fee Event occurs, Acquiror (or its designee) shall pay the DXP Termination Fee to HSE by wire transfer of immediately available funds within two (2) business days following such termination.

(e)
Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and are the sole monetary remedy of a Party in such circumstances.  Each of HSE, Acquiror and DXP irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where HSE or Acquiror is entitled to a Fee and such Fee is paid in full, HSE or Acquiror, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided, however that payment by a Party of a Fee shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful or intentional breach by such Party of any of its obligations under this Agreement.

8.4	Amendment

This Agreement may, at any time and from time to time before or after the holding of the HSE Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or approval on the part of the HSE Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of any of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of any of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained;

provided that no such amendment reduces or materially adversely affects the consideration to be received by an HSE Shareholder or a holder of HSE Options or HSE Debentures without approval by the affected securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

8.5	Amendment of Plan of Arrangement

(a)
the Parties may by mutual agreement amend the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) filed with the Court and, if made following the HSE Meeting, approved by the Court, and (iii) communicated to holders of HSE Shares, HSE Options or HSE Debentures if and as required by the Court;

(b)
other than as may be required under the Interim Order, any amendment to the Plan of Arrangement may be proposed by HSE, Acquiror or DXP at any time prior to or at the HSE Meeting (provided that the other Party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the securityholders voting at the HSE Meeting, shall become part of the Plan of Arrangement for all purposes; and

(c)
any amendment to the Plan of Arrangement that is approved by the Court following the HSE Meeting shall be effective only if it is consented to by each of the Parties and is not adverse to the financial interests of any holder of HSE Shares, HSE Options or HSE Debentures.

8.6	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual.

9.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by facsimile to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to DXP or Acquiror:

c/o DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040

Attention:                      David Little, President and CEO
Facsimile:                      (713) 996-6570

with a copy (which shall not constitute notice) to:

Davis LLP
2800 Park Place, 666 Burrard Street
Vancouver, BC  V6C 2Z7

Attention:                      S. Campbell Fitch
Facsimile:                      (604) 687-1612

(b)	if to HSE:

HSE Integrated Ltd.

#1000, 630 6th Ave. S.W.

Calgary, Alberta

T2P 0S8

Attention:                      Tom Hickey

Facsimile:                      (403) 266-1830

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

855 - 2nd St. S.W.

Suite 3500, Bankers Hall East

Calgary, Alberta

T2P 4J8

Attention:                      Scott W. N. Clarke

Facsimile:                      (403) 260-9700

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Alberta and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Alberta. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 8.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties. Notwithstanding the foregoing or any other provision of this Agreement, the Parties acknowledge and agree that HSE shall not be entitled to enforce specifically the obligations of DXP and Acquiror to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the HSE Disclosure Letter) and the HSE Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.

9.7	No Liability

Absent fraud, no director or officer of DXP or Acquiror shall have any personal liability whatsoever to HSE under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of DXP or Acquiror. Absent fraud, no director or officer of HSE shall have any personal liability whatsoever to DXP or Acquiror under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of HSE.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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Davis:11169090.10

IN WITNESS WHEREOF DXP and HSE have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DXP ENTERPRISES, INC.
By:	/s/David Little
Name: David Little
Title: President and CEO

DXP CANADA ENTERPRISES LTD.
By:	/s/David Little
Name: David Little
Title: President and CEO

HSE INTEGRATED LTD.
By:	/s/Tom Hickey
Name: Tom Hickey
Title: President and CEO

Davis:11169090.10

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

Davis:11169090.10

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving HSE Integrated Ltd., a corporation existing under the Laws of the Province of Alberta (“HSE”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of HSE dated ●, 2012, accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.
The plan of arrangement (the “Plan of Arrangement”), involving HSE and implementing the Arrangement, the full text of which is set out in Appendix ● to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.
The arrangement agreement (the “Arrangement Agreement”) between HSE, DXP Canada Enterprises Ltd. and DXP Enterprises, Inc., dated ●, 2012, and all the transactions contemplated therein, the actions of the directors of HSE in approving the Arrangement and the actions of the directors and officers of HSE in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of HSE or that the Arrangement has been approved by the Alberta Court of Queen’s Bench, the directors of HSE are hereby authorized and empowered, without further notice to, or approval of, the shareholders of HSE:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	only in accordance with the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any director or officer of HSE is hereby authorized and directed for and on behalf of HSE to execute, whether under corporate seal of HSE or otherwise, and to deliver any records, information or other documents required by the Registrar under the ABCA in accordance with the Arrangement Agreement.

6.
Any one or more directors or officers of HSE is hereby authorized, for and on behalf and in the name of HSE, to execute and deliver, whether under corporate seal of HSE or otherwise, all such agreements, forms waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of HSE, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities;

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by HSE; and

(c)	such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Davis:11169090.10

SCHEDULE C
HSE KEY THIRD PARTY CONSENTS

1.           Approval of the TSX to the Arrangement.

2.           Approval of Alberta Treasury Branches to the change of control of HSE under the Arrangement.

Davis:11169090.10

Davis:11169090.10